Exhibit 21.1
American Residential Housing Trust
Subsidiaries of the Registrant

Name	Jurisdiction of Organization
ARHT OP, LP	Delaware
HSR Midtown, LLC	Delaware
HSR Logan, LLC	Delaware
HSR Grant, LLC	Delaware
HSR Tanglewood Partners, LLC	Delaware
HSR Tanglewood, LLC	Delaware
HSR Multifamily Fund 6, LLC	Delaware
HSR Property Partner 2, LLC	Delaware
HSR 7918, LP	Delaware
HSR San Pasqual, LP	Delaware
HSR 360 SLC, LP	Delaware
HSR Vassar, LP	Delaware
HSR Roost, LP	Delaware
HSR Almond, LP	Delaware
HSR Hightower, LP	Delaware
HSR 828, LP	Delaware